Exhibit 23.1

Consent of Marcum LLP, Independent Registered Public Accounting Firm

The Board of Directors
TranSwitch Corporation:

We consent to the incorporation by reference in this Registration Statement of TranSwitch Corporation (the “Company”) on Form S-8 [file no. 333-XXXX] of our report dated March 15, 2011, with respect to our audit of the consolidated financial statements and related consolidated financial statement schedule of the Company as of December 31, 2010 and for the year ended December 31, 2010, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2010.

/s/ Marcum LLP

Marcum LLP
Hartford, Connecticut
June 22, 2011